UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                               SPUR VENTURES INC.
                                (Name of Issuer)


                         Common Shares without par value
                         (Title of Class of Securities)


                                    85216L104
                                 (CUSIP Number)



                                February 14, 2006
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  85216L104                  SCHEDULE 13G            Page 2 of 5 Pages
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-------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Global Natural Resources III
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a)[ ]
                                                                         (b)[ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER
                     0

  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY         3,024,300
  OWNED BY
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON            0
    WITH
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER
                     3,024,300

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,024,300

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)                                                         [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.13%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)
      CO

--------------------------------------------------------------------------------

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CUSIP No.  85216L104                 SCHEDULE 13G             Page 3 of 5 Pages
-------------------------                                     ------------------

Item 1(a).         Name of Issuer.
                   Spur Ventures Inc.

Item 1(b).         Address of Issuer's Principal Executive Offices.
                   Suite 3083-Three Bentall Centre
                   595 Burrard Street, Box 49298
                   Vancouver, British Columbia, Canada V7X1L3

Item 2(a).-(c).    Names of Person Filing.

                   Global Natural Resources III
                   P.O. Box 309
                   Ugland House, South Church Street
                   Grand Cayman, Cayman Islands

                   Citizenship. Cayman Islands

Item 2(d).         Title of Class of Securities.
                   Common Shares without par value

Item 2(e).         CUSIP Number.
                   85216L104

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

   (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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CUSIP No.  85216L104                 SCHEDULE 13G             Page 4 of 5 Pages
-------------------------                                     ------------------


Item 4.            Ownership.

                   The information in items 1 and 5 through 11 on the cover pages (pp 2-3) on Schedule 13G is hereby incorporated by reference.

                   This statement is filed by Global Natural Resources III as the direct beneficial owner of 3,024,300 common shares without par value (including 847,500 immediately exercisable share purchase warrants). It should be noted that by virtue of its position as Investment Manager to Global Natural Resources III, Wellington Management Company, LLP has shared voting and dispositive power over these securities.

Item 5.            Ownership of Five Percent or Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.            Ownership of More than Five Percent on Behalf of Another
                   Person.

                   Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                   Not applicable.

Item 8.            Identification and Classification of Members of the Group.

                   Not applicable.

Item 9.            Notice of Dissolution of Group.

                   Not applicable.

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CUSIP No.  85216L104                 SCHEDULE 13G             Page 5 of 5 Pages
-------------------------                                     ------------------



Item 10.           Certification.

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

            After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2006


                                       Global Natural Resources III


                                       By: Cititrust (Bahamas) Ltd.
                                           Secretary



                                           By:   /s/ Michael R. Fields
                                              ---------------------------------
                                              Name:  Michael R. Fields
                                              Title: Vice President